Exhibit 99.1

Contact:   Joseph C. Adams,
Chief Executive Officer
      Matthew D. Mullet,
Chief Financial Officer
                      (425) 771-5299
                      www.FSBWA.com

FS Bancorp, Inc. Reports Net Income for the Second Quarter of $986,000 or $0.33 Per Diluted Share
and Sixth Consecutive Dividend

MOUNTLAKE TERRACE, WA – July 28, 2014 - FS Bancorp, Inc. (NASDAQ: FSBW) (“FS Bancorp” or “the Company”), the holding company for 1st Security Bank of Washington (“the Bank”) today reported 2014 second quarter net income of $986,000, or $0.33 per diluted share, compared to net income of $1.1 million or $0.36 per diluted share, for the same period last year.

“The second quarter reflects our continued commitment to loan revenue diversification, capital management, and strong asset quality. I am pleased to announce that our Board of Directors has approved our sixth quarterly cash dividend of $0.06 per share” stated Joe Adams, CEO of FS Bancorp. The dividend will be paid on August 26, 2014, to shareholders of record as of August 14, 2014.

The second quarter included a share repurchase of 129,605 shares at an average price including commissions of $17.15.  The acquisition of open market shares below book value reduced cash balances at FS Bancorp to $9.5 million from $11.8 million as of June 30, 2014.  “We were pleased with the execution associated with the share repurchase and our ability to utilize excess capital to repurchase stock below the diluted book value per share of $21.53 at quarter end” indicated Matthew Mullet, CFO of FS Bancorp.

 2014 Second Quarter Highlights

•	Net income increased to $986,000 for the second quarter of 2014, compared to $875,000 in the first quarter of 2014, and a slight decrease from $1.1 million for the comparable quarter one year ago;
•	Earnings per diluted share were $0.33 for the second quarter of 2014, compared to $0.29 for the preceding quarter in 2014, and $0.36 for the second quarter of 2013;
•	Total loans increased $37.9 million, or 12.9% to $332.2 million at June 30, 2014, compared to $294.3 million at March 31, 2014, and $285.7 million at June 30, 2013;
•
Total non-performing assets, including other real estate owned (“OREO”), decreased by $587,000, or 39.4% to $381,000 at June 30, 2014, compared to $968,000 at March 31, 2014, and $4.2 million at June 30, 2013;

•	The ratio of non-performing assets to total assets improved to 0.09% at June 30, 2014, compared to 0.2% at March 31, 2014, and 1.1% at June 30, 2013;
•	The net interest margin (“NIM”) improved to 5.08% for the second quarter of 2014, compared to 4.96% in the first quarter of 2014, and decreased from 5.47% for the comparable quarter one year ago;
•
Capital levels at the Bank for total risk-based capital were 16.0%, a decrease in the second quarter from 16.4% in the first quarter of 2014 and the Tier 1 leverage capital ratio was 12.3%, an increase from 12.2% in the first quarter of 2014.

Balance Sheet and Credit Quality

Total assets increased $2.8 million, or 0.7% during the quarter to $436.0 million at June 30, 2014, compared to $433.2 million at March 31, 2014, and $378.9 million at June 30, 2013.  The increase in total assets from March 31, 2014 was primarily due to an increase in loans receivable, net of $37.0 million and loans held for sale of $4.4 million, partially offset by a decrease in cash and cash equivalents of $24.2 million, investments of $13.7 million and a decrease in OREO of $499,000.

FS Bancorp Q2 Earnings
July 28, 2014

LOAN PORTFOLIO
(Dollars in thousands)
	June 30, 2014		March 31, 2014		June 30, 2013
	Amount	Percent	Amount	Percent	Amount	Percent

REAL ESTATE LOANS
Commercial	$39,832	12.0%	$33,469	11.4%	$34,762	12.2%
Construction and development	40,736	12.3	39,394	13.4	43,177	15.1
Home equity	15,113	4.6	15,178	5.1	15,356	5.4
One-to-four family (held for sale excluded)	32,039	9.6	24,750	8.4	16,366	5.7
Multi-family	11,448	3.4	6,509	2.2	4,145	1.4
Total real estate loans	139,168	41.9	119,300	40.5	113,806	39.8

CONSUMER LOANS
Indirect home improvement	93,905	28.3	91,558	31.1	85,490	29.9
Solar	17,026	5.1	9,745	3.3	8,568	3.0
Marine	14,518	4.4	12,719	4.3	19,896	7.0
Automobile	929	0.3	1,063	0.4	1,485	0.5
Recreational	490	0.1	523	0.2	624	0.2
Home improvement	410	0.1	442	0.2	558	0.2
Other	1,214	0.4	1,211	0.4	1,309	0.5
Total consumer loans	128,492	38.7	117,261	39.9	117,930	41.3

COMMERCIAL BUSINESS LOANS	64,584	19.4	57,740	19.6	53,966	18.9
Total loans	332,244	100.0%	294,301	100.0%	285,702	100.0%

Allowance for loan losses	(5,548)		(5,243)		(5,276)
Deferred cost, fees, and discounts, net	(1,201)		(532)		(15)
Total loans receivable, net	$325,495		$288,526		$280,411

Loans receivable, net increased $37.0 million to $325.5 million at June 30, 2014 from $288.5 million at March 31, 2014, and increased $45.1 million from $280.4 million at June 30, 2013.  Total real estate loans increased $19.9 million quarter over quarter including increases in commercial, construction and development, one-to-four-family, and multi-family real estate loans.  Quarter over quarter changes in other loan categories include an $11.2 million increase in consumer loans and a $6.8 million increase in commercial business loans.

One-to-four-family originations of loans held for sale including loans brokered to other institutions increased 92.0% to $72.2 million during the quarter ended June 30, 2014, compared to $37.6 million for the preceding quarter and $80.5 million for the same quarter one year ago.  The increase in originations was directly correlated to increased purchase activity associated with seasonal home purchases in the Northwest.  The percentage of one-to-four-family mortgage loan originations related to purchases was 80.5% in purchase volume versus 19.5% in refinance volume for the second quarter of 2014, compared to 76.8% in purchase volume versus 23.2% in refinance volume for the first quarter of 2014.  Loans held for sale increased $4.4 million during the quarter to $16.0 million at June 30, 2014, from $11.6 million at March 31, 2014, and increased $2.9 million from $13.1 million at June 30, 2013.  During the quarter ended June 30, 2014, the Company sold $65.2 million of one-to-four-family mortgage loans compared to sales of $33.4 million for the preceding quarter and sales of $89.9 million for the same quarter one year ago.

The allowance for loan losses (“ALLL”) at June 30, 2014 was $5.5 million, or 1.7% of gross loans receivable, compared to $5.2 million or 1.8% of gross loans receivable as of March 31, 2014, and $5.3 million, or 1.9% of gross loans receivable at June 30, 2013.  Non-performing loans, consisting of non-accrual loans, decreased to

FS Bancorp Q2 Earnings
July 28, 2014

$345,000 at June 30, 2014, from $433,000 at March 31, 2014, and $2.3 million at June 30, 2013.   Substandard loans decreased to $923,000 at June 30, 2014, compared to $1.0 million at March 31, 2014, and $4.7 million at June 30, 2013.  OREO totaled $36,000 at June 30, 2014, compared to $535,000 at March 31, 2014 and $1.8 million at June 30, 2013.  During the quarter ended June 30, 2014, OREO reflected sales of $499,000, and no impairments of fair value or additions.  At June 30, 2014, the Company also had $799,000 in restructured loans, all of which were performing in accordance with their modified terms.

Total deposits increased $1.6 million or 0.5% to $351.6 million at June 30, 2014, from $350.3 million at March 31, 2014, and increased $50.7 million from $300.9 million at June 30, 2013.  Transaction accounts (noninterest, interest-bearing checking, and escrow accounts) decreased $147,000 to $75.3 million as of June 30, 2014 from $75.5 million at March 31, 2014, and increased from $60.4 million at June 30, 2013.  Money market and savings accounts decreased to $133.9 million at June 30, 2014, from $142.8 million at March 31, 2014, and increased from $132.5 million at June 30, 2013.

DEPOSIT BREAKDOWN
	June 30, 2014		March 31, 2014		June 30, 2014
	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing checking	$45,798	13.0%	$45,031	12.8%	$36,018	12.0%
Interest-bearing checking	27,654	7.9	28,119	8.0	23,288	7.7
Savings	17,289	4.9	16,682	4.8	14,744	4.9
Money market	116,600	33.2	126,081	36.0	117,706	39.1
Certificates of deposits of less than $100,000	48,220	13.7	45,611	13.0	41,806	13.9
Certificates of deposits of $100,000 through $250,000	60,749	17.3	53,380	15.2	43,286	14.4
Certificates of deposits of more than $250,000	33,447	9.5	33,096	9.5	22,978	7.6
Escrows	1,887	0.5	2,336	0.7	1,087	0.4
Total	$351,644	100.0%	$350,336	100.0%	$300,913	100.0%

Total equity decreased $684,000 to $62.8 million at June 30, 2014, from $63.5 million at March 31, 2014.  The decrease in equity from the first quarter of 2014 was predominantly a result of the $2.2 million in share repurchases and $189,000 of dividends paid during the quarter partially offset by net income of $986,000, and an increase of $523,000 in accumulated other comprehensive income representing a decline in the unrealized loss on securities available-for-sale.  Book value per common share was $21.53 as of June 30, 2014, compared to $20.88 as of March 31, 2014, and $20.23 as of June 30, 2013.

The Bank is well capitalized with a total risk-based capital ratio of 16.0% and a Tier 1 leverage capital ratio of 12.3% at June 30, 2014, compared to 16.4% and 12.2% at March 31, 2014, respectively.  The Company has a total risk-based capital ratio of 18.7% and Tier 1 leverage capital ratio of 14.6%, as of June 30, 2014, compared to 19.9% and 15.1% at March 31, 2014, respectively.

Operating Results

Net interest income increased $268,000, or 5.4%, to $5.2 million for the three months ended June 30, 2014, from $4.9 million for the three months ended June 30, 2013. Net interest income increased $507,000, or 5.3%, to $10.1 million for the six months ended June 30, 2014, from $9.6 million for the six months ended June 30, 2013.

The NIM decreased 39 basis points to 5.08% for the three months ended June 30, 2014, from 5.47% for the three months ended June 30, 2013, and decreased 44 basis points to 5.02% for the six months ended June 30, 2014, from 5.46% for the same period of the prior year. The decrease reflects the change in our asset mix, including increased

FS Bancorp Q2 Earnings
July 28, 2014

investment securities, commercial business loans, one-to-four family loans, and reductions in the percentage of consumer loans held in our loan portfolio.  This diversified loan growth continues to pressure the NIM as real estate and business loans have a lower yield than consumer loan products.  Reducing the impact of lower loan yields was a decrease in the average cost of interest-bearing liabilities of three basis points to 0.72% for the three months ended June 30, 2014, from 0.75% for the three months ended June 30, 2013, and a five basis point decrease to 0.71% for the six months ended June 30, 2014, from 0.76% for the same period in the prior year as a result of growth in noninterest-bearing deposits.  Management is focused on matching deposit duration with the duration of earning assets where appropriate.

The provision for loan losses was $450,000 for the three months ended June 30, 2014, compared to $600,000 for the three months ended June 30, 2013.  The provision for loan losses was $900,000 for the six months ended June 30, 2014, compared to $1.2 million for the six months ended June 30, 2013.  The decrease in the provision for these periods primarily relates to improvement in asset quality as both non-accrual and substandard loans decreased during the first half of 2014.  Non-performing loans were $345,000, or 0.1% of total loans at June 30, 2014, compared to $2.3 million or 0.8% of total loans at June 30, 2013.  During the three months ended June 30, 2014, net charge-offs totaled $145,000 compared to $368,000 during the three months ended June 30, 2013.  During the six months ended June 30, 2014, net charge-offs totaled $444,000 compared to $622,000 during the six months ended June 30, 2013.

Noninterest income decreased $475,000 or 16.2%, to $2.4 million for the three months ended June 30, 2014, from $2.9 million for the three months ended June 30, 2013.  The decrease during the period was primarily due to a $434,000 reduction in gain on sale of loans due to lower refinance transactions, and a decrease of $86,000 in gain on sale of investment securities.  Noninterest income decreased $686,000, or 13.2%, to $4.5 million for the six months ended June 30, 2014, from $5.2 million for the six months ended June 30, 2013.  The decrease during the period was primarily due to a $477,000 reduction in gain on sale of loans due to lower refinance transactions, and a decrease of $254,000 in gain on sale of investment securities.

Noninterest expense increased $111,000, or 2.0%, to $5.7 million for the three months ended June 30, 2014, from $5.6 million for the three months ended June 30, 2013.  Changes in noninterest expense included a $167,000, or 22.0% increase in operations costs and $105,000, or 3.3% increase in salaries and benefits associated with the continued investment in growing the lending and deposit franchise primarily as a result of the hiring of additional employees in mortgage-related lending, and loan servicing and operations areas, as well as the expense associated with issued equity awards, partially offset by a decrease of $118,000, or (100.9%) of OREO fair value impairments, and a $45,000, or (281.3%) decrease in OREO expenses this quarter.  Noninterest expense increased $841,000, or 8.4%, to $10.9 million for the six months ended June 30, 2014, from $10.1 million for the six months ended June 30, 2013 as a result of hiring associated with loan growth expansion.

About FS Bancorp
FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington.  The Bank provides loan and deposit services to customers who are predominantly small and middle-market businesses and individuals in western Washington through its seven branches in suburban communities in the greater Puget Sound area.

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: general economic conditions, either nationally or in our market area, that are worse than expected;

FS Bancorp Q2 Earnings
July 28, 2014

the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market area; increases in premiums for deposit insurance; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments; increased competitive pressures among financial services companies; our ability to execute our plans to grow our residential construction lending, our mortgage banking operations and our warehouse lending and the geographic expansion of our indirect home improvement lending; secondary market conditions for loans and our ability to sell loans in the secondary market; our ability to attract and retain deposits; our ability to control operating costs and expenses; changes in consumer spending, borrowing and savings habits; our ability to successfully manage our growth; legislative or regulatory changes that adversely affect our business or increase capital requirements, including changes related to Basel III; the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing regulations, changes in regulation policies and principles, or the interpretation of regulatory capital or other rules; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board; costs and effects of litigation, including settlements and judgments and inability of key third-party vendors to perform their obligations to us; and other economic, competitive, governmental, regulatory and technical factors affecting our operations, pricing, products and services and other risks described  in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2014 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

FS Bancorp Q2 Earnings
July 28, 2014

FS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share amounts)

	June 30,	March 31,	June 30,
	2014	2014	2013
	Unaudited	Unaudited	Unaudited
ASSETS
Cash and due from banks	$2,049	$1,972	$2,296
Interest-bearing deposits at other financial institutions	7,106	31,336	14,117
Securities available-for-sale, at fair value	58,363	72,092	44,186
Federal Home Loan Bank stock, at cost	1,670	1,686	1,733
Loans held for sale, at fair value	15,975	11,592	13,146
Loans receivable, net	325,495	288,526	280,411
Accrued interest receivable	1,366	1,430	1,292
Premises and equipment, net	13,763	13,764	13,525
Other real estate owned (“OREO”)	36	535	1,805
Deferred tax asset	--	181	1,349
Bank owned life insurance (“BOLI”)	6,460	6,414	--
Other assets	3,738	3,668	5,002
TOTAL ASSETS	$436,021	$433,196	$378,862
LIABILITIES
Deposits
Noninterest-bearing accounts	$47,685	$47,367	$37,105
Interest-bearing accounts	303,959	302,969	263,808
Total deposits	351,644	350,336	300,913
Borrowings	17,552	16,345	13,664
Other liabilities	4,041	3,047	3,206
Total liabilities	373,237	369,728	317,783
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value; 5,000,000 shares authorized; None issued or outstanding	--	--	--
Common stock, $0.01 par value; 45,000,000 shares authorized; 3,235,625 shares issued and outstanding at June 30, 2014, and
3,240,125 at March 31, 2014, and June 30, 2013, respectively	32	32	32
Additional paid-in capital	28,963	30,106	29,979
Retained earnings	35,808	35,938	33,917
Accumulated other comprehensive loss	(18)	(541)	(609)
Unearned shares - Employee Stock Ownership Plan (“ESOP”)	(2,001)	(2,067)	(2,240)
Total stockholders’ equity	62,784	63,468	61,079
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$436,021	$433,196	$378,862

FS Bancorp Q2 Earnings
July 28, 2014

FS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	Unaudited	Unaudited	Unaudited	Unaudited
INTEREST INCOME
Loans receivable	$5,493	$5,233	$10,674	$10,171
Interest and dividends on investment securities, cash and cash equivalents, and interest-bearing deposits at other financial institutions	356	203	686	440
Total interest and dividend income	5,849	5,436	11,360	10,611
INTEREST EXPENSE
Deposits	594	464	1,144	936
Borrowings	63	48	121	87
Total interest expense	657	512	1,265	1,023
NET INTEREST INCOME	5,192	4,924	10,095	9,588
PROVISION FOR LOAN LOSSES	450	600	900	1,200
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,742	4,324	9,195	8,388
NONINTEREST INCOME
Service charges and fee income	446	494	844	948
Gain on sale of loans	1,794	2,228	3,302	3,779
Gain on sale of investment securities	10	96	10	264
Other noninterest income	206	113	352	203
Total noninterest income	2,456	2,931	4,508	5,194
NONINTEREST EXPENSE
Salaries and benefits	3,240	3,135	6,363	5,612
Operations	926	759	1,472	1,517
Occupancy	403	385	801	702
Data processing	300	266	588	532
OREO fair value impairments, net of (gain) loss on sales	(1)	117	30	195
OREO expenses	(29)	16	3	38
Loan costs	391	345	696	645
Professional and board fees	298	333	602	563
FDIC insurance	62	67	125	123
Marketing and advertising	125	158	232	243
Impairment (recovery) on servicing rights	(1)	22	(1)	(100)
Total noninterest expense	5,714	5,603	10,911	10,070
INCOME BEFORE PROVISION FOR INCOME TAX	1,484	1,652	2,792	3,512
PROVISION FOR INCOME TAX	498	566	931	1,191
NET INCOME	$986	$1,086	$1,861	$2,321
Basic earnings per share	$0.33	0.36	$0.62	0.77
Diluted earnings per share	$0.33	0.36	$0.62	0.77

FS Bancorp Q2 Earnings
July 28, 2014

KEY FINANCIAL RATIOS AND DATA Unaudited	At or For the Three Months Ended
(Dollars in thousands, except per share amounts)	June 30,	March 31,	June 30,
	2014	2014	2013

PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	0.92%	0.84%	1.15%
Return on equity (ratio of net income to average equity) (1)	6.28	5.67	7.17
Yield on average interest-earning assets	5.72	5.57	6.04
Interest incurred on liabilities as a percentage of average noninterest-
bearing deposits and interest-bearing liabilities	0.72	0.69	0.75
Interest rate spread information:
Average during period	5.00	4.88	5.29
Net interest margin (1)	5.08	4.96	5.47
Operating expense to average total assets	5.31	4.97	5.94
Average interest-earning assets to average interest-bearing liabilities	128.97	129.37	131.15
Efficiency ratio (2)	74.73	74.68	71.33

	At or For the Six Months Ended
	June 30, 2014		June 30, 2013
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	0.88%		1.26%
Return on equity (ratio of net income to average equity) (1)	5.98		7.72
Yield on average interest-earning assets	5.65		6.04
Interest incurred on liabilities as a percentage of average noninterest-
bearing deposits and interest-bearing liabilities	0.71		0.76
Interest rate spread information:
Average during period	4.94		5.28
Net interest margin (1)	5.02		5.46
Operating expense to average total assets (1)	5.15		5.45
Average interest-earning assets to average interest-bearing liabilities	129.17		130.31
Efficiency ratio (2)	74.72		68.12
ASSET QUALITY RATIOS AND DATA:	June 30, 2014	March 31, 2014	June 30, 2013
Non-performing assets to total assets at end of period (3)	0.09%	0.22%	1.10%
Non-performing loans to total gross loans (4)	0.10	0.15	0.80
Allowance for loan losses to non-performing loans (4)	1,608.12	1,210.85	229.99
Allowance for loan losses to gross loans receivable	1.67	1.78	1.85

CAPITAL RATIOS, BANK ONLY:
Tier 1 leverage capital	12.31%	12.24%	13.11%
Tier 1 risk-based capital	14.72	15.12	15.66
Total risk-based capital	15.97	16.37	16.91
CAPITAL RATIOS, COMPANY ONLY:
Tier 1 leverage capital	14.55%	15.08%	16.31%
Total risk-based capital	18.67	19.85	20.74

FS Bancorp Q2 Earnings
July 28, 2014

	At or For the Three Months Ended
PER COMMON SHARE DATA:	June 30, 2014		March 31, 2014		June 30, 2013
Basic earnings per share	$0.33		$0.29		$0.36
Diluted earnings per share	$0.33		$0.29		$0.36
Weighted average basic shares outstanding	3,002,515		3,039,237		3,019,796
Weighted average diluted shares outstanding	3,004,748		3,039,237		3,019,796
Common shares outstanding at period end	2,916,112	(7)	3,039,237	(6)	3,019,796	(5)
Book value per share using outstanding common shares	$21.53		$20.88		$20.23

_______________________________________________
(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Non-performing assets consists of non-performing loans (which include non-accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(4)	Non-performing loans consists of non-accruing loans.
(5)	Common shares were calculated using shares outstanding of 3,240,125 at June 30, 2013, less unallocated ESOP shares of 220,329.
(6)	Common shares were calculated using shares outstanding of 3,240,125 at March 31, 2014, less unallocated ESOP shares of 200,888.
(7)	Common shares were calculated using shares outstanding at period end of 3,235,625 at June 30, 2014, less restricted stock shares of 125,105 and unallocated ESOP shares of 194,408.